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                     December 11, 2023

       Yuk Ming, Gary Ma
       Chief Financial Officer
       WANG & LEE GROUP, Inc.
       5-6/F Wing Tai Factory Building
       3 Tai Yip Street
       Kwun Tong
       Kowloon, Hong Kong

                                                        Re: WANG & LEE GROUP,
Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-41681

       Dear Yuk Ming, Gary Ma:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Rongwei Xie